Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY PROVIDES OPERATIONS AND GUIDANCE UPDATE;

SCHEDULES FIRST QUARTER 2007 EARNINGS CONFERENCE CALL

DENVER, April 18, 2007 – St. Mary Land & Exploration Company (NYSE: SM) today provides an update of its operations through March 31, 2007, and updates its guidance for the first quarter and full year 2007. In addition, St. Mary has scheduled its first quarter 2007 earnings conference call for May 4, 2007.

Tony Best, President and CEO, comments, “The first few months of 2007 have been exciting for the Company. We opened a new regional office, took over operatorship of the Sweetie Peck assets, successfully issued new senior convertible notes at an attractive financing cost, and transitioned to new executive leadership. The Company continues to forge ahead in its pursuit of building its drilling inventory and growing net asset value per share. We are focused on the successful execution of our business plan.”

FIRST QUARTER 2007 EXPLORATION AND DEVELOPMENT PROGRAM

In the first quarter of 2007, St. Mary participated in the drilling of 81 conventional wells, of which 76 were successfully completed (94% success rate). Additionally, the Company recompleted 17 wells, with 11 of those being successful (65% success rate). As of the end of the quarter, St. Mary was completing 64, recompleting 17, and drilling 32 conventional wells. In the Hanging Woman coalbed methane program, 28 wells were drilled in the first quarter and two rigs were operating in the program as of March 31, 2007. The drilling program at Hanging Woman Basin is on schedule and activity in the play will be ramping up as rigs are added and winter weather conditions subside.

MID-CONTINENT REGION

In the Mid-Continent region there were 20 successful completions out of 22 attempts (91% success rate). At quarter end, the Company was participating in 16 completions, three recompletions, and 15 drilling operations. The Company currently is operating seven drilling rigs and is participating in seven non-operated drilling operations in the region.

In the Horizontal Arkoma program, St. Mary has recently completed two wells. The Wells Lambert 1-3 (SM 97% WI) is the eighth horizontal Woodford well drilled by the Company. The well is currently testing at an estimated rate of over 4,000 MCFED and will be turned to sales by the end of the week. The Cosmo 4-2 (SM 100% WI) is the Company’s ninth horizontal Woodford well and is currently being completed. St. Mary continues to evaluate various drilling and completion techniques to ensure the best long-term performance from this program while also pursuing cost saving technologies to improve our overall economics. The Company is currently operating two rigs in this program, both of which are currently drilling horizontal wells targeting the Woodford shale.

In the Northeast Mayfield area, the Company is operating two drilling rigs at this time. There were eight wells successfully completed during the first quarter. At quarter end, three wells were being completed and three wells were drilling in the field. Notable wells completed in the first quarter were the Alexander 1-19 (SM 55% WI), the Tommy 1-29 (SM 43% WI), and the R W 1-27 (SM 55% WI) which had initial gross production rates of 4,900 MCFED, 1,900 MCFED, and 1,600 MCFED, respectively. The Atoka/Granite Wash program is sensitive to natural gas prices and service costs, therefore the anticipated production for this program was hedged at attractive prices late last year to ensure the economics of the program are protected. The Company continues to monitor this play to ensure it achieves our economic objectives.

In the Constitution Field, the Loretta B. Casey #1 well (SM 40% WI) targeting the Harder sand was recently completed and showed an initial production rate of over 7,000 MCFED. This well is an offset to the Paggi Broussard #1 (SM 40% WI) and Paggi Broussard #2 (SM 40% WI) wells.

ROCKIES REGION

During the first quarter there were 19 successful completions out of 20 attempts (95% success rate) in the Rockies region, exclusive of coalbed methane wells. At quarter end, St. Mary was in the process of completing 14 wells and participating in 7 drilling operations. The Company currently has two operated rigs dedicated to its conventional drilling program.

At the Hanging Woman Basin coalbed methane program in the northern Powder River Basin, 311 wells were producing at the end of the first quarter compared to 263 at the end of the fourth quarter. Production at the end of March 2007 was approximately 14,700 MCFED gross and 8,900 MCFED net. The Company is operating two rigs in this program at the current time, with plans to increase the number of rigs in the second quarter in accordance of the Company’s drilling program.

ARKLATEX REGION

From the Shreveport regional office, the Company successfully completed 20 wells out of 21 attempts (95% success rate) during the first quarter. At quarter end, nine wells were completing and three wells were drilling in the region. At Elm Grove, the Company is pleased with the pace of development being pursued by the operating partners. Currently, four non-operated rigs are operating on acreage in which St. Mary has a working interest.

The Company also continues to see impressive results in its horizontal carbonate program. At Spider Field, the Company recently completed the Hewitt 10-2 (SM 100% WI) in the James limestone formation at a rate of 4,200 MCFED. The Company currently has one operated rig dedicated to the horizontal carbonate program with plans to add a second rig later this year.

GULF COAST & PERMIAN REGION

In the Gulf Coast, St. Mary was completing six wells and was drilling two wells at the end of the quarter. The Company had two exploratory discoveries in the first quarter. In South Louisiana, the Company had a discovery with the Clement #1 well (SM 35% WI), which is an offset to the successful Clyde Leger #1 well at the South Duson Prospect that was announced in 2006. First production from this well is expected in the third quarter of 2007. In Galveston Bay, the State Tract 236-1 well (SM 50% WI) is completing and first production is expected in the fourth quarter of 2007. The Company has also expensed $7.4 million in the first quarter related to two dry holes from its exploration program.

In the Permian Basin, the Company successfully completed all 17 wells attempted during the first quarter. At quarter end, 19 wells were completing and five wells were drilling in the region. At Sweetie Peck, St. Mary has increased net production to 2,805 BOED at the end of the quarter from 2,610 at the end of 2006. The Company currently is operating two rigs in the play, with two additional rigs scheduled to be added in the second quarter. Our new office in Midland opened in February and is now fully staffed.

UPDATED FORECAST

The Company updates its forecast for the first quarter and full year of 2007 as follows:

	1st Quarter	Year
Oil and gas production	25.0 - 27.0 BCFE	104.0 - 106.0 BCFE
Lease operating expenses,
including transportation	$1.49 - $1.53/MCFE	$1.35 - $1.44/MCFE
Production taxes	$0.52 - $0.56/MCFE	$0.55 - $0.61/MCFE
General and administrative	$0.35 - $0.39/MCFE	$0.44 - $0.48/MCFE
Depreciation, depletion & amort.	$1.88 - $1.92/MCFE	$2.05 - $2.15/MCFE
Exploration	$22.0 - $23.0 million

Non-cash charge related to the change

in the Net Profits Plan liability	$4.5 – $5.5 million

The increase in LOE in the first quarter is a direct result of several unanticipated workover wells in the Northern Rockies as well as increase in well servicing costs. St. Mary estimates that its basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the first quarter of 2007 will be $6.00 to $6.50 per barrel for oil and $0.10 to $0.20 per MCFE for gas. The lower gas differential reflects the positive contribution of natural gas liquids from the Sweetie Peck acquisition.

EARNINGS CONFERENCE CALL

St. Mary is scheduled to release first quarter 2007 earnings after the close of trading on the NYSE on May 3, 2007. The teleconference call to discuss first quarter results is scheduled for May 4, 2007 at 8:00 am (MDT). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through May 18 at 800-642-1687, conference number 5572826. International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 5572826. In addition, the call will be broadcast live at St. Mary’s website at www.stmaryland.com and the earnings press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News-Press Releases.” An audio recording of the conference call will be available at that site through May 18.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan” and “expect” and similar expressions are intended to identify forward looking statements. Although St. Mary believes the expectations and forecasts reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, the risks of various exploration and hedging strategies, lower prices realized on oil and gas sales resulting from our commodity price risk management activities, production rates and reserve replacement, the imprecise nature of estimating oil and gas reserves, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the negative impact that lower oil and natural gas prices could have on our ability to borrow, our ability to compete effectively against other independent and major oil and natural gas companies, litigation, environmental matters, the potential impact of government regulations, the use of management estimates, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-07-09

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